                                                                   EXHIBIT 99(a)

                         RELIANT ENERGY INCORPORATED
                         Items Incorporated by Reference


ITEMS INCORPORATED BY REFERENCE FROM THE RELIANT ENERGY FORM 10-K:


o ITEM 3. LEGAL PROCEEDINGS

(a) Reliant Energy.

        For a description of certain legal and regulatory proceedings affecting the Company, see Notes 3, 4, 14(h) and 14(i) to the Company's Consolidated Financial Statements, which notes are incorporated herein by reference.



o ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY -- CERTAIN FACTORS AFFECTING FUTURE EARNINGS OF THE COMPANY

        Earnings for the past three years are not necessarily indicative of future earnings and results. The level of future earnings depends on numerous factors including (i) state and federal legislative or regulatory developments,
(ii) national or regional economic conditions, (iii) industrial, commercial and residential growth in service territories of the Company, (iv) the timing and extent of changes in commodity prices and interest rates, (v) weather variations and other natural phenomena, (vi) growth in opportunities for the Company's diversified operations, (vii) the results of financing efforts, (viii) the ability to consummate and timing of consummation of pending acquisitions and dispositions, (ix) the speed, degree and effect of continued electric industry restructuring in North America and Western Europe, and (x) risks incidental to the Company's overseas operations, including the effects of fluctuations in foreign currency exchange rates.

        In order to adapt to the increasingly competitive environment, the Company continues to evaluate a wide array of potential business strategies, including business combinations or acquisitions involving other utility or non-utility businesses or properties, internal restructuring, reorganizations or dispositions of currently owned businesses and new products, services and customer strategies.

COMPETITION AND RESTRUCTURING OF THE TEXAS ELECTRIC UTILITY INDUSTRY

        The electric utility industry is becoming increasingly competitive due to changing government regulations, technological developments and the availability of alternative energy sources.

        Texas Electric Choice Plan. In June 1999, the Texas legislature adopted legislation that substantially amends the regulatory structure governing electric utilities in Texas in order to allow retail competition beginning with respect to pilot projects for up to 5% of each utility's load in all customer classes in June 2001 and for all other customers on January 1, 2002. In preparation for that competition, the Company expects to make significant changes in the electric utility operations it conducts through Reliant Energy HL&P. Under the Legislation, on January 1, 2002, most retail customers of investor-owned electric utilities in Texas will be entitled to purchase their electricity from any of a number of "retail electric providers" which will have been certified by the Texas Utility Commission. Power generators will sell electric energy to wholesale purchasers, including retail electric providers, at unregulated rates beginning January 1, 2002. For further information regarding the Legislation, see Note 3 to the Company's Consolidated Financial Statements.

        Stranded Costs. Pursuant to the Legislation, Reliant Energy HL&P will be entitled to recover its stranded costs (i.e., the excess of net book value of generation assets, as defined by the Legislation, over the market value of those assets) and its regulatory assets related to generation. The Legislation prescribes specific methods for determining the amount of stranded costs and the details for their recovery. However, during the base rate freeze period from 1999 through 2001, earnings above the utility's authorized return formula will be applied in a manner to accelerate depreciation of generation related plant assets for regulatory purposes. In addition, depreciation expense for transmission and




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distribution related assets may be redirected to generation assets for regulatory purposes during that period. The Legislation also provides for Reliant Energy HL&P, or a special purpose entity, to issue securitization bonds for the recovery of generation related regulatory assets and stranded costs. Any stranded costs not recovered through the securitization bonds will be recovered through a non-bypassable charge to transmission and distribution customers.

        Accounting. At June 30, 1999, the Company performed an impairment test of its previously regulated electric generation assets pursuant to SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", on a plant specific basis. The Company determined that $797 million of electric generation assets were impaired as of June 30, 1999. Of such amounts, $745 million relate to the South Texas Project and $52 million relate to two gas-fired generation plants. The Legislation provides recovery of this impairment through regulated cash flows during the transition period and through non-bypassable charges to transmission and distribution customers. As such, a regulatory asset has been recorded for an amount equal to the impairment loss and is included on the Company's Consolidated Balance Sheets as a regulatory asset.

        The impairment analysis requires estimates of possible future market prices, load growth, competition and many other factors over the lives of the plants. The resulting impairment loss is highly dependent on these underlying assumptions. In addition, after January 10, 2004, Reliant Energy HL&P must finalize and reconcile stranded costs (as defined by the Legislation) in a filing with the Texas Utility Commission. Any difference between the fair market value and the regulatory net book value of the generation assets (as defined by the Legislation) will either be refunded or collected through future transmission and distribution rates. This final reconciliation allows alternative methods of third party valuation of the fair market value of these assets, including outright sale, stock valuations and asset exchanges. Because generally accepted accounting principles require the Company to estimate fair market values on a plant-by-plant basis in advance of the final reconciliation, the financial impacts of the Legislation with respect to stranded costs are subject to material changes. Factors affecting such change may include estimation risk, uncertainty of future energy prices and the economic lives of the plants. If events occur that make the recovery of all or a portion of the regulatory assets associated with the generation plant impairment loss and deferred debits created from discontinuance of SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation" pursuant to the Legislation no longer probable, the Company will write off the corresponding balance of such assets as a non-cash charge against earnings.

        In the fourth quarter of 1999, Reliant Energy HL&P filed an application to securitize its generation related regulatory assets as defined by the Legislation. The Texas Utility Commission, Reliant Energy HL&P and other interested parties have been discussing proposed methodologies for calculating the amount of such assets to be securitized. The parties have reached an agreement in principle as to the amount to be securitized, which reflects the economic value of the nominal book amount which prior to the deregulation legislation would have been collected through rates over a much longer time period. The Company has determined that a pre-tax accounting loss of $282 million exists. Therefore, the Company recorded an after-tax extraordinary loss of $183 million for this accounting impairment of these regulatory assets in 1999.

        Transmission System Open Access. In February 1996, the Texas Utility Commission adopted rules granting third-party users of transmission systems open access to such systems at rates, terms and conditions comparable to those available to utilities owning such transmission assets. Under the Texas Utility Commission order implementing the rule, Reliant Energy HL&P was required to separate, on an operational basis, its wholesale power marketing operations from the operations of the transmission grid and, for purposes of transmission pricing, to disclose each of its separate costs of generation, transmission and distribution. Within ERCOT, an independent system operator (ISO) manages the state's electric grid, ensuring system reliability and providing non-discriminatory transmission access to all power producers and traders.

        Transition Plan. In June 1998, the Texas Utility Commission approved the Transition Plan filed by Reliant Energy HL&P in December 1997. Certain parties have appealed the order approving the Transition Plan. The provisions of the Transition Plan expired by their own terms as of December 31, 1999. For additional information, see Note 4 to the Company's Consolidated Financial Statements.



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COMPETITION -- RELIANT ENERGY EUROPE OPERATIONS

     The European energy market is highly competitive. In addition, over the next several years, an increasing consolidation of the participants in the Dutch generating market is expected to occur.

     Reliant Energy Europe competes in the Netherlands primarily against the three other largest Dutch generating companies, various cogenerators of electric power, various alternate sources of power and non-Dutch generators of electric power, primarily from Germany. At present, the Dutch electricity system has three operational interconnection points with Germany and two interconnection points with Belgium. There are also a number of projects that are at various stages of development and that may increase the number of interconnections in the future including interconnections with Norway and the United Kingdom. The Belgian interconnections are used to import electricity from France but a larger portion of Dutch imports comes from Germany. In 1998, net power imports into the Netherlands were approximately 11.7 terawatt hours. Based on current information, it is estimated that net power imports into the Netherlands in 1999 increased significantly from 1998.

     In 1999, UNA and the three other largest Dutch generators supplied approximately 60% of the electricity consumed in the Netherlands. Smaller Dutch producers supplied about 28% and the remainder was imported. The Dutch electricity market is expected to be gradually opened for wholesale competition including certain commercial and industrial customers beginning in 2001. Competition is expected to increase in subsequent years and it is anticipated that the market for small businesses and residential customers will become open to competition by 2007. The timing of the opening of these markets is subject, however, to change at the discretion of the Minister of Economic Affairs.

     The trading and marketing operations of Reliant Energy Europe will also be subject to increasing levels of competition. As of March 1, 2000, there were approximately 25 trading and marketing companies registered with the Amsterdam Power Exchange. Competition for marketing customers is intense and is expected to increase with the deregulation of the market. The primary elements of competition in both the generation and trading and marketing side of Reliant Energy Europe's business operations are price, credit-support and supply and delivery reliability.

COMPETITION -- OTHER OPERATIONS

     Wholesale Energy. By the third quarter of 2000, Reliant Energy expects that the Company will own and operate over 8,000 MW of non-rate regulated electric generation assets that serve the wholesale energy markets located in the states of California and Florida, and the Southwest, Midwest and Mid-Atlantic regions of the United States. Competitive factors affecting the results of operations of these generation assets include: new market entrants, construction by others of more efficient generation assets, the actions of regulatory authorities and weather.

     Other competitors operate power generation projects in most of the regions where the Company has invested in non-rate regulated generation assets. Although local permitting and siting issues often reduce the risk of a rapid growth in supply of generation capacity in any particular region, over time, projects are likely to be built which will increase competition and lower the value of some of the Company's non-rate regulated electric generation assets.

     The regulatory environment of the wholesale energy markets in which the Company invests may adversely affect the competitive conditions of those markets. In several regions, notably California and in the PJM Power Pool Region (in the Mid-Atlantic region of the United States), the independent system operators have chosen to rely on price caps and market redesigns as a way of minimizing market volatility.

     The results of operations of the Company's non-rate regulated generation assets are also affected by the weather conditions in the relevant wholesale energy markets. Extreme seasonal weather conditions typically increase the demand for wholesale energy. Conversely, mild weather conditions typically have the opposite effect. In some regions, especially California, weather conditions associated with hydroelectric generation resources such as rainfall and snowpack can significantly influence market prices for electric power by increasing or decreasing the availability and timing of hydro-based generation which is imported into the California market.



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     Competition for acquisition of international and domestic non-rate regulated power projects is intense. The Company competes against a number of other participants in the non-utility power generation industry, some of which have greater financial resources and have been engaged in non-utility power projects for periods longer than the Company and have accumulated larger portfolios of projects. Competitive factors relevant to the non-utility power industry include financial resources, access to non-recourse funding and regulatory factors.

     Reliant Energy Services competes for sales in its natural gas, electric power and other energy derivatives trading and marketing business with other energy merchants, producers and pipelines based on its ability to aggregate supplies at competitive prices from different sources and locations and to efficiently utilize transportation from third-party pipelines and transmission from electric utilities. Reliant Energy Services also competes against other energy marketers on the basis of its relative financial position and access to credit sources. This competitive factor reflects the tendency of energy customers, wholesale energy suppliers and transporters to seek financial guarantees and other assurances that their energy contracts will be satisfied. As pricing information becomes increasingly available in the energy trading and marketing business and as deregulation in the electricity markets continues to accelerate, the Company anticipates that Reliant Energy Services will experience greater competition and downward pressure on per-unit profit margins in the energy marketing industry.

     Natural Gas Distribution. Natural Gas Distribution competes primarily with alternate energy sources such as electricity and other fuel sources. In addition, as a result of federal regulatory changes affecting interstate pipelines, it has become possible for other natural gas suppliers and distributors to bypass Natural Gas Distribution's facilities and market, sell and/or transport natural gas directly to small commercial and/or large volume customers.

     Interstate Pipelines. The Interstate Pipelines segment competes with other interstate and intrastate pipelines in the transportation and storage of natural gas. The principal elements of competition among pipelines are rates, terms of service, and flexibility and reliability of service. Interstate Pipelines competes indirectly with other forms of energy available to its customers, including electricity, coal and fuel oils. The primary competitive factor is price. Changes in the availability of energy and pipeline capacity, the level of business activity, conservation and governmental regulations, the capability to convert to alternative fuels, and other factors, including weather, affect the demand for natural gas in areas served by Interstate Pipelines and the level of competition for transport and storage services.

FLUCTUATIONS IN COMMODITY PRICES AND DERIVATIVE INSTRUMENTS

     For information regarding the Company's exposure to risk as a result of fluctuations in commodity prices and derivative instruments, see "Quantitative and Qualitative Disclosures About Market Risk" in Item 7A of this Report.

INDEXED DEBT SECURITIES (ACES AND ZENS) AND TIME WARNER INVESTMENT

     For information on Reliant Energy's indexed debt securities and its investment in TW Common, see "Quantitative and Qualitative Disclosures About Market Risk" in Item 7A of this Report and Note 8 to the Company's Consolidated Financial Statements.

IMPACT OF THE YEAR 2000 ISSUE AND OTHER SYSTEM IMPLEMENTATION ISSUES

     In 1997, the Company initiated a corporate-wide Year 2000 project to address mainframe application systems, information technology (IT) related equipment, system software, client-developed applications, building controls and non-IT embedded systems such as process controls for energy production and delivery. The evaluation of Year 2000 issues included those related to significant customers, key vendors, service suppliers and other parties material to the Company's operations.

     Remediation and testing of all systems and equipment were completed during 1999. The Company did not experience any Year 2000 problems that significantly affected the operations of the Company. The Company will



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continue to monitor and assess potential future problems. Total direct costs of resolving the Year 2000 issue with respect to the Company were $29 million.

     The Company is in the process of implementing SAP America, Inc.'s (SAP) proprietary R/3 enterprise software. Although the implementation of the SAP system had the incidental effect of negating the need to modify many of the Company's computer systems to accommodate the Year 2000 problem, the Company does not deem the costs of the SAP system as directly related to its Year 2000 compliance program. Portions of the SAP system were implemented in December 1998, March 1999 and September 1999, and it is expected that the final portion of the SAP system will be fully implemented by the fourth quarter of 2002. The cost of implementing the SAP system is currently estimated to be approximately $237 million, inclusive of internal costs. As of December 31, 1999, $192 million has been spent on the implementation.

ENTRY INTO THE EUROPEAN MARKET

     Reliant Energy Europe owns, operates and sells power from generation facilities in the Netherlands and plans to participate in the emerging wholesale energy trading and marketing industry in the Netherlands and other countries in Europe. Reliant Energy expects that the Dutch electric industry will undergo change in response to market deregulation in 2001. These expected changes include the anticipated expiration of certain transition agreements which have governed the basic tariff rates that UNA and other generators have charged their customers. Based on current forecasts and other assumptions, the revenues of UNA could decline significantly from 1999 revenues after 2000.

     One of the factors that could have a significant impact on the Dutch energy industry, including the operations of UNA, is the ultimate resolution of stranded cost issues in the Netherlands. The Dutch government is currently seeking to establish a transitional regime in order to solve the problem of stranded costs, which relate primarily to investments and contracts entered into by SEP and certain licensed generators prior to the liberalization of the market. SEP is owned in equal shares by each of the four large Dutch generating companies, including UNA.

     In connection with the acquisition of UNA, the selling shareholders of UNA agreed to indemnify UNA for certain stranded costs in an amount not to exceed NLG 1.4 billion (approximately $639 million based on an exchange rate of 2.19 NLG per U.S. dollar as of December 31, 1999), which may be increased in certain circumstances at the option of the Company up to NLG 1.9 billion (approximately $868 million). Of the total consideration paid by the Company for the shares of UNA, NLG 900 million (approximately $411 million) has been placed by the selling shareholders in an escrow account to secure the indemnity obligations. Although Reliant Energy believes that the indemnity provision will be sufficient to cover UNA's ultimate share of any stranded cost obligation, this belief is based on numerous assumptions regarding the ultimate outcome and timing of the resolution of the stranded cost issue, the existing shareholders timely performance of their obligations under the indemnity arrangement, and the amount of stranded costs which at present is not determinable.

     The Dutch government is expected to propose a legislative initiative regarding stranded costs to the Dutch cabinet in March 2000. The proposed legislation will be sent to the Dutch council of state for review. It is not anticipated that the legislation will be reviewed by parliament until late in the summer of 2000.

     For information about the Company's exposure through its investment in Reliant Energy Europe to losses resulting from fluctuations in currency rates, see "Quantitative and Qualitative Disclosures About Market Risk" in Item 7A of this Form 10-K.



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RISK OF OPERATIONS IN EMERGING MARKETS

     Reliant Energy Latin America's operations are subject to various risks incidental to investing or operating in emerging market countries. These risks include political risks, such as governmental instability, and economic risks, such as fluctuations in currency exchange rates, restrictions on the repatriation of foreign earnings and/or restrictions on the conversion of local currency earnings into U.S. dollars. The Company's Latin American operations are also highly capital intensive and, thus, dependent to a significant extent on the continued availability of bank financing and other sources of capital on commercially acceptable terms.

     Impact of Currency Fluctuations on Company Earnings. The Company owns 11.78% of the stock of Light Servicos de Eletricidade S.A. (Light) and, through its investment in Light, a 9.2% interest in the stock of Metropolitana Electricidade de Sao Paulo S.A. (Metropolitana). As of December 31, 1999 and 1998, Light and Metropolitana had total borrowings of $2.9 billion and $3.2 billion, respectively, denominated in non-local currencies. During the first quarter of 1999, the Brazilian real was devalued and allowed to float against other major currencies. The effects of devaluation on the non-local currency denominated borrowings caused the Company to record an after-tax charge for the year ended December 31, 1999 of $102 million as a result of foreign currency transaction losses recorded by both Light and Metropolitana in such periods. For additional information regarding the effect of the devaluation of the Brazilian real, see Note 7(a) in the Company's Consolidated Financial Statements.

     Light's and Metropolitana's tariff adjustment mechanisms are not directly indexed to the U.S. dollar or other non-local currencies. To partially offset the devaluation of the Brazilian real, and the resulting increased operating costs and inflation, Light and Metropolitana received tariff rate increases of 16% and 21%, respectively, which were phased in during June and July 1999. Light also received its annual rate adjustment in November 1999 resulting in a tariff rate increase of 11%. The Company is pursuing additional tariff increases to mitigate the impact of the devaluation; however, there can be no assurance that such adjustments will be timely or that they will permit substantial recovery of the impact of the devaluation.

     Certain of Reliant Energy Latin America's other foreign electric distribution companies have incurred U.S. dollar and other non-local currency indebtedness (approximately $600 million at December 31, 1999). For further analysis of foreign currency fluctuations in the Company's earnings and cash flows, see "Quantitative and Qualitative Disclosures About Market Risk -- Foreign Currency Exchange Rate Risk" in Item 7A of this Form 10-K.

     Impact of Foreign Currency Devaluation on Projected Capital Resources. The ability of Light and Metropolitana to repay or refinance their debt obligations at maturity is dependent on many factors, including local and international economic conditions prevailing at the time such debt matures. If economic conditions in the international markets continue to be unsettled or deteriorate, it is possible that Light, Metropolitana and the other foreign electric distribution companies in which the Company holds investments might encounter difficulties in refinancing their debt (both local currency and non-local currency borrowings) on terms and conditions that are commercially acceptable to them and their shareholders. In such circumstances, in lieu of declaring a default or extending the maturity, it is possible that lenders might seek to require, among other things, higher borrowing rates, and additional equity contributions and/or increased levels of credit support from the shareholders of such entities. For a discussion of the Company's anticipated capital contributions in 2000, see "-- Liquidity and Capital Resources -- Future Sources and Uses of Cash Flows -- Reliant Energy Latin America Capital Contributions and Advances." In 2000, $1.6 billion of debt obligations of Light and Metropolitana will mature. The availability or terms of refinancing such debt cannot be assured. Currency fluctuation and instability affecting Latin America may also adversely affect the Company's ability to refinance its equity investments with debt.

ENVIRONMENTAL EXPENDITURES

     The Company is subject to numerous environmental laws and regulations, which require it to incur substantial costs to operate existing facilities, construct and operate new facilities, and mitigate or remove the effect of past operations on the environment.


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     Clean Air Act Expenditures. The Company expects the majority of capital expenditures associated with environmental matters to be incurred by Electric Operations in connection with new emission limitations under the Federal Clean Air Act (Clean Air Act) for oxides of nitrogen (NOx). NOx reduction costs incurred by Electric Operations generating units in the Houston, Texas area totaled approximately $7 million in 1999 and $7 million in 1998. The Texas Natural Resources Conservation Commission (TNRCC) is currently considering additional NOx reduction requirements for electric generating units and other industrial sources located in the Houston metropolitan area and the eastern half of Texas as a means to attain the Clean Air Act standard for ozone. Although the magnitude and timing of these requirements will not be established by the TNRCC until November, 2000, NOx reductions approaching 90% of the emissions level are anticipated. Expenditures for NOx controls on Electric Operations' generating units have been estimated at $500 million to $600 million during the period 2000 through 2003, with an estimated $80 million to be incurred during 2000. In addition, the Legislation created a program mandating air emissions reductions for certain generating facilities of Electric Operations. The Legislation provides for stranded cost recovery for costs associated with this obligation incurred before May 1, 2003. For further information regarding the Legislation, see Note 3 to the Company's Consolidated Financial Statements.

     Site Remediation Expenditures. From time to time the Company has received notices from regulatory authorities or others regarding its status as a potentially responsible party in connection with sites found to require remediation due to the presence of environmental contaminants. Based on currently available information, Reliant Energy believes that remediation costs will not materially affect its financial position, results of operations or cash flows. There can be no assurance, however, that future developments, including additional information about existing sites or the identification of new sites, will not require material revisions to Reliant Energy's estimates. For information about specific sites that are the subject of remediation claims, see Note 14(h) to the Company's Consolidated Financial Statements and Note 8(d) to Resources' Consolidated Financial Statements.

     Mercury Contamination. Like other natural gas pipelines, the Company's pipeline operations have in the past employed elemental mercury in meters used on its pipelines. Although the mercury has now been removed from the meters, it is possible that small amounts of mercury have been spilled at some of those sites in the course of normal maintenance and replacement operations and that such spills have contaminated the immediate area around the meters with elemental mercury. Such contamination has been found by Resources at some sites in the past, and the Company has conducted remediation at sites found to be contaminated. Although the Company is not aware of additional specific sites, it is possible that other contaminated sites exist and that remediation costs will be incurred for such sites. Although the total amount of such costs cannot be known at this time, based on experience of the Company and others in the natural gas industry to date and on the current regulations regarding remediation of such sites, the Company believes that the cost of any remediation of such sites will not be material to the Company's or Resources' financial position, results of operations or cash flows.

     Other. In addition, the Company has been named as a defendant in litigation related to such sites and in recent years has been named, along with numerous others, as a defendant in several lawsuits filed by a large number of individuals who claim injury due to exposure to asbestos while working at sites along the Texas Gulf Coast. Most of these claimants have been workers who participated in construction of various industrial facilities, including power plants, and some of the claimants have worked at locations owned by the Company. The Company anticipates that additional claims like those received may be asserted in the future and intends to continue its practice of vigorously contesting claims which it does not consider to have merit. Although their ultimate outcome cannot be predicted at this time, the Company does not believe, based on its experience to date, that these matters, either individually or in the aggregate, will have a material adverse effect on the Company's financial position, results of operations or cash flows.

OTHER CONTINGENCIES

     For a description of certain other legal and regulatory proceedings affecting the Company, see Notes 3, 4 and 14 to the Company's Consolidated Financial Statements and Note 8 to Resources' Consolidated Financial Statements.


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o Item 7.A QUANTATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

INTEREST RATE RISK

        The Company has long-term debt, Company obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated debentures of the Company (Trust Preferred Securities), securities held in the Company's nuclear decommissioning trust, bank facilities, certain lease obligations and interest rate swaps which subject the Company to the risk of loss associated with movements in market interest rates.

        At December 31, 1999, the Company had issued fixed-rate debt (excluding indexed debt securities) and Trust Preferred Securities aggregating $5.8 billion in principal amount and having a fair value of $5.6 billion. These instruments are fixed-rate and, therefore, do not expose the Company to the risk of loss in earnings due to changes in market interest rates (see Notes 10 and 11 to the Company's Consolidated Financial Statements). However, the fair value of these instruments would increase by approximately $305 million if interest rates were to decline by 10% from their levels at December 31, 1999. In general, such an increase in fair value would impact earnings and cash flows only if the Company were to reacquire all or a portion of these instruments in the open market prior to their maturity.

        The Company's floating-rate obligations aggregated $3.1 billion at December 31, 1999 (see Note 10 to the Company's Consolidated Financial Statements), inclusive of (i) amounts borrowed under short-term and long-term credit facilities of the Company (including the issuance of commercial paper supported by such facilities), (ii) borrowings underlying a receivables facility and (iii) amounts subject to a master leasing agreement under which lease payments vary depending on short-term interest rates. These floating-rate obligations expose the Company to the risk of increased interest and lease expense in the event of increases in short-term interest rates. If the floating rates were to increase by 10% from December 31, 1999 levels, the Company's consolidated interest expense and expense under operating leases would increase by a total of approximately $1.6 million each month in which such increase continued.

        As discussed in Notes 1(l) and 6(c) to the Company's Consolidated Financial Statements, the Company contributes $14.8 million per year to a trust established to fund the Company's share of the decommissioning costs for the South Texas Project. The securities held by the trust for decommissioning costs had an estimated fair value of $145 million as of December 31, 1999, of which approximately 40% were fixed-rate debt securities that subject the Company to risk of loss of fair value with movements in market interest rates. If interest rates were to increase by 10% from their levels at December 31, 1999, the decrease in fair value of the fixed-rate debt securities would not be material to the Company. In addition, the risk of an economic loss is mitigated. Any unrealized gains or losses are accounted for in accordance with SFAS No. 71 as a regulatory asset/liability because the Company believes that its future contributions which are currently recovered through the rate-making process will be adjusted for these gains and losses. For further discussion regarding the recovery of decommissioning costs pursuant to the Legislation, see Note 3 to the Consolidated Financial Statements.

        As discussed in Note 1(l) to the Company's Consolidated Financial Statements, UNA holds fixed-rate debt securities, which had an estimated fair value of $133 million as of December 31, 1999, that subject the Company to risk of loss of fair value and earnings with movements in market interest rates. If interest rates were to increase by 10% from their levels at December 31, 1999, the decrease in fair value and loss in earnings from this investment would not be material to the Company.

        The Company has entered into interest rate swaps for the purpose of decreasing the amount of debt subject to interest rate fluctuations. At
December 31, 1999, these interest rate swaps had an aggregate notional amount of $64 million and the cost to terminate would not result in a material loss in earnings and cash flows to the Company (see Note 5 to the Company's Consolidated Financial Statements). An increase of 10% in the December 31, 1999 level of interest rates would not increase the cost of termination of the swaps by a material amount to the Company. Swap termination costs would impact the Company's earnings and cash flows only if all or a portion of the swap instruments were terminated prior to their expiration.


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        As discussed in Note 10(b) to the Company's Consolidated Financial
Statements, in November 1998, Resources sold $500 million aggregate principal amount of its 6 3/8% TERM Notes which included an embedded option to remarket the securities. The option is expected to be exercised in the event that the ten-year Treasury rate in 2003 is below 5.66%. At December 31, 1999, the Company could terminate the option at a cost of $11 million. A decrease of 10% in the December 31, 1999 level of interest rates would increase the cost of termination of the option by approximately $5 million.

EQUITY MARKET RISK

        As discussed in Note 8 to the Company's Consolidated Financial Statements, the Company owns approximately 55 million shares of TW Common, of which approximately 38 million and 17 million shares are held by the Company to facilitate its ability to meet its obligations under the ACES and ZENS, respectively. Unrealized gains and losses resulting from changes in the market value of the Company's TW Common are recorded in the Consolidated Statement of Operations. IncreaseS in the market value of TW Common result in an increase in the liability for the ZENS and ACES and are recorded as a non-cash expense. Such non-cash expense will be offset by an unrealized gain on the Company's TW Common investment. However, if the market value of TW Common declines below $58.25, the ZENS payment obligation will not decline below its original principal amount. As of December 31, 1999, the market value of TW Common was $72.31 per share. A decrease of 10% from the December 31, 1999 market value of TW Common would not result in a loss. As of March 1, 2000, the market value of TW Common was $84.38 per share. In addition, the Company has a $14 million investment in Cisco Systems, Inc. as of December 31, 1999, which is classified as trading under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No. 115). In January 2000, the Company entered into financial instruments (a put option and a call option) to manage price risks related to the Company's investment in Cisco Systems, Inc. A decline in the market value of this investment would not materially impact the Company's earnings and cash flows. The Company also has a $9 million investment in Itron, Inc. (Itron) which is classified as "available for sale" under SFAS No. 115. The Itron investment exposes the Company to losses in the fair value of Itron common stock. A 10% decline in the market value per share of Itron common stock from the December 31, 1999 levels would not result in a material loss in fair value to the Company.

        As discussed above under "-- Interest Rate Risk," the Company contributes to a trust established to fund the Company's share of the decommissioning costs for the South Texas Project which held debt and equity securities as of December 31, 1999. The equity securities expose the Company to losses in fair value. If the market prices of the individual equity securities were to decrease by 10% from their levels at December 31, 1999, the resulting loss in fair value of these securities would, not be material to the Company. Currently, the risk of an economic loss is mitigated as discussed above under "--Interest Rate Risk."

FOREIGN CURRENCY EXCHANGE RATE RISK

        As further described in "Certain Factors Affecting Future Earnings of the Company -- Risks of Operations in Emerging Markets" in Item 7 of this Form 10-K, the Company has investments in electric generation and distribution facilities in Latin America with a substantial portion accounted for under the equity method. In addition, as further discussed in Note 2 of the Company's Consolidated Financial Statements, during the fourth quarter of 1999, the Company completed the first and second phases of the acquisition of 52% of the shares UNA, a Dutch power generation company and completed the final phase of the acquisition on March 1, 2000. These foreign operations expose the Company to risk of loss in earnings and cash flows due to the fluctuation in foreign currencies relative to the Company's consolidated reporting currency, the U.S. dollar. The Company accounts for adjustments resulting from translation of its investments with functional currencies other than the U.S. dollar as a charge or credit directly to a separate component of stockholders' equity. The Company has entered into foreign currency swaps and has issued Euro denominated debt to hedge its net investment in UNA. Changes in the value of the swap and debt are recorded as foreign currency translation adjustments as a component of stockholders' equity. For further discussion of the accounting for foreign currency adjustments, see Note 1(m) in the Company's Consolidated Financial Statements. The cumulative translation loss of $77 million, recorded as of December 31, 1999, will be realized as a loss in earnings and cash flows only upon the disposition of the related investments. The cumulative translation loss was $34 million as of

December 31, 1998. The increase in cumulative translation loss from December 31, 1998 to December 31, 1999, was primarily due to the impact of devaluation of the Brazilian real on the Company's investments in Light and Metropolitana.

        In addition, certain of Reliant Energy Latin America's foreign operations have entered into obligations in currencies other than their own functional currencies which expose the Company to a loss in earnings. In such cases, as the respective investment's functional currency devalues relative to the non-local currencies, the Company will record its proportionate share of its investments' foreign currency transaction losses related to the non-local currency denominated debt. At December 31, 1999, Light and Metropolitana of which the Company owns 11.78% and 9.2%, respectively, had total borrowings of approximately $2.9 billion denominated in non-local currencies. As described in
Note 7 to the Company's Consolidated Financial Statements, in 1999 the Company reported a $102 million (after-tax) charge to net income and a $43 million charge to other comprehensive income, due to the devaluation of the Brazilian real. The charge to net income reflects increases in the liabilities at Light and Metropolitana for their non-local currency denominated borrowings using the exchange rate in effect at December 31, 1999 and a monthly weighted average exchange rate for the year then ended. The charge to other comprehensive income reflects the translation effect on the local currency denominated net assets underlying the Company's investment in Light. As of December 31, 1999, the Brazilian real exchange rate was 1.79 per U.S. dollar. An increase of 10% from the December 31, 1999 exchange rate would result in the Company recording an additional charge of $20 million and $23 million to net income and other comprehensive income, respectively. As of March 1, 2000, the Brazilian real exchange rate was 1.77 per U.S. dollar.

        The Company attempts to manage and mitigate this foreign currency risk by balancing the cost of financing with local denominated debt against the risk of devaluation of that local currency and including a measure of the risk of devaluation in its financial plans. In addition, where possible, Reliant Energy Latin America attempts to structure its tariffs and revenue contracts to ensure some measure of adjustment due to changes in inflation and currency exchange rates; however, there can be no assurance that such efforts will compensate for the full effect of currency devaluation, if any.

ENERGY COMMODITY PRICE RISK

        As further described in Note 5 to the Company's Consolidated Financial Statements, the Company utilizes a variety of derivative financial instruments (Derivatives), including swaps, over-the-counter options and exchange-traded futures and options, as part of the Company's overall hedging strategies and for trading purposes. To reduce the risk from the adverse effect of market fluctuations in the price of electric power, natural gas, crude oil and refined Products and related transportation and transmission, the Company enters into futures transactions, forward contracts, swaps and options (Energy Derivatives) in order to hedge certain commodities in storage, as well as certain expected purchases, sales, transportation and transmission of energy commodities (a portion of which are firm commitments at the inception of the hedge). The Company's policies prohibit the use of leveraged financial instruments. In addition, Reliant Energy Services maintains a portfolio of Energy Derivatives to provide price risk management services and for trading purposes (Trading Derivatives).

        The Company uses value-at-risk and a sensitivity analysis method for assessing the market risk of its derivatives.

        With respect to the Energy Derivatives (other than Trading Derivatives) held by the Company as of December 31, 1999, an increase of 10% in the market prices of natural gas and electric power from year-end levels would have decreased the fair value of these instruments by approximately $12 million. As of December 31, 1998, a decrease of 10% in the market prices of natural gas and electric power from year-end levels would have decreased the fair value of these instruments by approximately $3 million.

        The above analysis of the Energy Derivatives utilized for hedging purposes does not include the favorable impact that the same hypothetical price movement would have on the Company's physical purchases and sales of natural gas and electric power to which the hedges relate. Furthermore, the Energy Derivative portfolio is managed to complement the physical transaction portfolio, reducing overall risks within limits. Therefore, the adverse impact to the fair value of the portfolio of Energy Derivatives held for hedging purposes associated with the hypothetical changes in commodity prices referenced above would be offset by a favorable impact on the underlying hedged physical transactions, assuming (i) the Energy Derivatives are not closed out in advance of their expected term,
(ii) the Energy Derivatives continue to function effectively as hedges of the underlying risk and (iii) as applicable, anticipated transactions occur as expected.

        The disclosure with respect to the Energy Derivatives relies on the assumption that the contracts will exist parallel to the underlying physical transactions. If the underlying transactions or positions are liquidated prior to the maturity of the Energy Derivatives, a loss on the financial instruments may occur, or the options might be worthless as determined by the prevailing market value on their termination or maturity date, whichever comes first.

        With respect to the Trading Derivatives held by Reliant Energy Services, consisting of natural gas, electric power, crude oil and refined products, weather derivatives, physical forwards, swaps, options and exchange-traded futures and options, the Company is exposed to losses in fair value due to changes in the price and volatility of the underlying derivatives. During the years ended December 31, 1999 and 1998, the highest, lowest and average monthly value-at-risk in the Trading Derivative portfolio was less than $10 million at a 95% confidence level and for a holding period of one business day. The Company uses the variance/covariance method for calculating the value-at-risk and includes delta approximation for option positions.

        The Company has established a Risk Oversight Committee comprised of corporate and business segment officers that oversees all commodity price and credit risk activities, including derivative trading and hedging activities discussed above. The committee's duties are to establish the Company's commodity risk policies, allocate risk capital within limits established by the Company's board of directors, approve trading of new products and commodities, monitor risk positions and ensure compliance with the Company's risk management policies and procedures and the trading limits established by the Company's board of directors.

ITEMS INCORPORATED BY REFERENCE FROM THE RELIANT ENERGY 10-K NOTES:


o (1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


(d) Regulatory Assets.

     The Company applies the accounting policies established in SFAS No. 71 to the accounts of transmission and distribution operations of Reliant Energy HL&P and Natural Gas Distribution and to certain of the accounts of Interstate Pipelines. For information regarding Reliant Energy HL&P's electric generation operations' discontinuance of the application of SFAS No. 71 and the effect on its regulatory assets, see Note 3.

     The following is a list of regulatory assets/liabilities reflected on the Company's Consolidated Balance Sheet as of December 31, 1999, detailed by Electric Operations and other segments.

                                                                                   ELECTRIC                              TOTAL
                                                                                  OPERATIONS           OTHER            COMPANY
                                                                                 ------------       ------------      ------------
                                                                                               (MILLIONS OF DOLLARS)
Recoverable impaired plant costs -- net ...................................      $        587       $                 $        587
Recoverable electric generation related regulatory assets -- net ..........               952                                  952
Regulatory tax liability -- net ...........................................               (45)                                 (45)
Unamortized loss on reacquired debt .......................................                69                                   69
Other deferred debits/credits .............................................               (18)                 4               (14)
                                                                                 ------------       ------------      ------------
     Total ................................................................      $      1,545       $          4      $      1,549
                                                                                 ============       ============      ============

     Included in the above table is $191 million of regulatory liabilities recorded as other deferred credits in the Company's Consolidated Balance Sheet as of December 31, 1999, which primarily relates to the over recovery of Electric Operations' fuel costs, gains on nuclear decommissioning trust funds, regulatory tax liabilities and excess deferred income taxes.

     Under a "deferred accounting" plan authorized by the Public Utility Commission of Texas (Texas Utility Commission), Electric Operations was permitted for regulatory purposes to accrue carrying costs in the form of allowance for funds used during construction (AFUDC) on its investment in the South Texas Project Electric Generating Station (South Texas Project) and to defer and capitalize depreciation and other operating costs on its investment after commercial operation until such costs were reflected in rates. In addition, the Texas Utility Commission authorized Electric Operations under a "qualified phase-in plan" to capitalize allowable costs (including return) deferred for future recovery as deferred charges. These costs are included in recoverable electric generation related regulatory assets.

     In 1991, Electric Operations ceased all cost deferrals related to the South Texas Project and began amortizing such amounts on a straight-line basis. Prior to January 1, 1999, the accumulated deferrals for "deferred accounting" were being amortized over the estimated depreciable life of the South Texas Project. Starting in 1991, the accumulated deferrals for the "qualified phase-in plan" were amortized over a ten-year phase-in period. The amortization of all deferred plant costs (which totaled $26 million for each of the years 1998 and 1997) is included on the Company's Statements of Consolidated Income as depreciation and amortization expense. Pursuant to the Legislation (see Note 3), the Company discontinued amortizing deferred plant costs effective January 1, 1999.

     In 1999, 1998 and 1997, the Company, as permitted by the 1995 rate case settlement (Rate Case Settlement), also amortized $22 million, $4 million and $66 million (pre-tax), respectively, of its investment in certain lignite reserves associated with a canceled generating station. The remaining investment in these reserves of $14 million is included in the above table as a component of recoverable electric generation related regulatory assets and will be amortized fully by December 31, 2001.

     For additional information regarding recoverable impaired plant costs and recoverable electric generation related assets, see Note 3.

     If, as a result of changes in regulation or competition, the Company's ability to recover these assets and liabilities would not be assured, then pursuant to SFAS No. 101, "Regulated Enterprises Accounting for the Discontinuation of Application of SFAS No. 71" (SFAS No. 101) and SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS No. 121), the Company would be required to write off or write down such regulatory assets and liabilities, unless some form of transition costs recovery continues through rates established and collected for their remaining regulated operations. In addition, the Company would be required to determine any impairment to the carrying costs of plant and inventory assets.

(m) Foreign Currency Adjustments.

     Foreign subsidiaries' assets and liabilities where the local currency is the functional currency have been translated into U.S. dollars using the exchange rate at the balance sheet date. Revenues, expenses, gains and losses have been translated using the weighted average exchange rate for each month prevailing during the periods reported. Cumulative adjustments resulting from translation have been recorded in stockholders' equity in other comprehensive income. However, fluctuations in foreign currency exchange rates relative to the U.S. dollar can have an impact on the reported equity earnings of the Company's foreign investments. For additional information about the Company's investments in Brazil and the devaluation of the Brazilian real in 1999, see Note 7.

     When the U.S. dollar is the functional currency, the financial statements of such foreign subsidiaries are remeasured in U.S. dollars using historical exchange rates for non-monetary accounts and the current rate at the respective balance sheet date and the weighted average exchange rate for all other balance sheet and income statement accounts, respectively. All exchange gains and losses from remeasurement and foreign currency transactions are included in consolidated net income.

(2)  BUSINESS ACQUISITIONS

     During 1999, the Company completed the first two phases of the acquisition of UNA, a Dutch power generation company. The Company acquired 40% and 12% of UNA's capital stock on October 7, 1999 and December 1, 1999, respectively. The aggregate purchase price paid by the Company in connection with the first two phases consisted of a total of $833 million in cash and $426 million in a five-year promissory note to UNA. Under the terms of the acquisition agreement, the Company purchased the remaining shares of UNA on March 1, 2000 for approximately $975 million. The commitment for this purchase was recorded as a business purchase obligation in the Consolidated Balance Sheet as of December 31, 1999 based on an exchange rate of 2.19 Dutch guilders (NLG) per U.S. dollar (the exchange rate on December 31, 1999). A portion ($596 million) of the business purchase obligation was recorded as a non-current liability as this portion of the obligation was financed with a three-year term loan facility (see
Note 19). Effective October 1, 1999, the Company has recorded 100% of the operating results of UNA. The total purchase price, payable in NLG, of approximately $2.4 billion includes the $426 million promissory note to UNA and assumes an exchange rate of 2.0565 NLG per U.S. dollar (the exchange rate on October 7, 1999). The Company recorded the acquisition under the purchase method of accounting with assets and liabilities of UNA reflected at their estimated fair values. The excess of the purchase price over the fair value of net assets acquired of approximately $840 million was recorded as goodwill and is being amortized over 35 years. On a preliminary basis, the Company's fair value adjustments included increases in property, plant and equipment, long-term debt, and related deferred taxes. The Company expects to finalize these fair value adjustments during 2000; however, it is not anticipated that any additional adjustments will be material.

     In August 1997 , the former parent corporation (Former Parent) of the Company, merged with and into Reliant Energy, and NorAm Energy Corp., a natural gas gathering, transmission, marketing and distribution company (Former NorAm), merged with and into Resources Corp. Effective upon the mergers (collectively, the Merger), each outstanding share of common stock of Former Parent was converted into one share of common stock (including associated preference stock purchase rights) of the Company, and each outstanding share of common stock of Former NorAm was converted into the right to receive $16.3051 cash or 0.74963 shares of common stock of the Company. The aggregate consideration paid to Former NorAm stockholders in connection with the Merger consisted of $1.4 billion in cash and 47.8 million shares of the Company's common stock valued at approximately $1.0 billion. The overall transaction was valued at $4.0 billion consisting of $2.4 billion for Former NorAm's common stock and common stock equivalents and $1.6 billion of Former NorAm debt. The Company recorded the acquisition under the purchase method of accounting with assets and liabilities of Former NorAm reflected at their estimated fair values. The Company recorded the excess of the acquisition cost over the fair value of the net assets acquired of $2.1 billion as goodwill and is amortizing this amount over 40 years. The Company's fair value adjustments included increases in property, plant and equipment, long-term debt, unrecognized pension and postretirement benefits liabilities and related deferred taxes.

     The Company's results of operations incorporate UNA's and Resources' results of operations only for the period beginning with the effective date of their respective acquisition. The following tables present certain actual financial information for the years ended December 31, 1999, 1998 and 1997; unaudited pro forma information for the years ended December 31, 1999 and 1998, as if the acquisition of UNA had occurred on January 1, 1999 and 1998; and unaudited pro forma information for the year ended December 31, 1997, as if the Merger with Resources had occurred on January 1, 1997.

               ACTUAL AND PRO FORMA COMBINED RESULTS OF OPERATIONS
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                  YEAR ENDED DECEMBER 31,
                                           ------------------------------------------------------------------------
                                                  1999                      1998                     1997
                                           ---------------------    ----------------------   ----------------------
                                            ACTUAL     PRO FORMA     ACTUAL      PRO FORMA    ACTUAL      PRO FORMA
                                           --------    ---------    --------     ---------   --------     ---------
                                                      (UNAUDITED)              (UNAUDITED)              (UNAUDITED)
Revenues.................................  $ 15,303     $15,784     $ 11,488     $ 12,320    $  6,878     $ 10,191
Net income (loss) attributable to
   common stockholders...................     1,482       1,525         (141)         (61)        421          437
Basic earnings per share.................      5.20        5.35         (.50)        (.21)       1.66         1.55
Diluted earnings per share...............      5.18        5.33         (.50)        (.21)       1.66         1.55

     These pro forma results are based on assumptions deemed appropriate by the Company's management, have been prepared for informational purposes only and are not necessarily indicative of the combined results that would have resulted if the acquisition of UNA had occurred on January 1, 1999 and 1998 and the Merger with Resources had occurred on January 1, 1997. Purchase related adjustments to results of operations include amortization of goodwill and the effects on depreciation, amortization, interest expense and deferred income taxes of the assessed fair value of certain UNA and Resources assets and liabilities.

(3) TEXAS ELECTRIC CHOICE PLAN AND DISCONTINUANCE OF SFAS NO. 71 FOR ELECTRIC GENERATION OPERATIONS

     In June 1999, the Texas legislature adopted the Texas Electric Choice Plan (Legislation). The Legislation substantially amends the regulatory structure governing electric utilities in Texas in order to allow retail competition beginning with respect to pilot projects for up to 5% of each utility's load in all customer classes in June 2001 and for all other customers on January 1, 2002. In preparation for that competition, the Company expects to make significant changes in the electric utility operations it conducts through Reliant Energy HL&P. In addition, the Legislation requires the Texas Utility Commission to issue a number of new rules and determinations in implementing the Legislation.

     The Legislation defines the process for competition and creates a transition period during which most utility rates are frozen at rates not in excess of their present levels. The Legislation provides for utilities to recover their generation related stranded costs and regulatory assets (as defined in the Legislation).

     Retail Choice. Under the Legislation, on January 1, 2002, most retail customers of investor-owned electric utilities in Texas will be entitled to purchase their electricity from any of a number of "retail electric providers" which will have been certified by the Texas Utility Commission. Retail electric providers will not own or operate generation assets and their sales rates will not be subject to traditional cost-of-service rate regulation. Retail electric providers which are affiliates of electric utilities may compete substantially statewide for these sales, but rates they charge within the affiliated electric utility's traditional service territory are subject to certain limitations at the outset of retail choice, as described below. The Texas Utility Commission will prescribe regulations governing quality, reliability and other aspects of service from retail electric providers. Transmission between the regulated utility and its current and future competitive affiliates is subject to regulatory scrutiny and must comply with a code of conduct established by the Texas Utility Commission. The code of conduct governs interactions between employees of regulated and current and future unregulated affiliates as well as the exchange of information between such affiliates.

     Unbundling. By January 1, 2002, electric utilities in Texas such as Reliant Energy HL&P will restructure their businesses in order to separate power generation, transmission and distribution, and retail activities into different units. Pursuant to the Legislation, the Company submitted a plan in January 2000 to accomplish the required separation of its regulated operations into separate units and is awaiting approval from the Texas Utility Commission. The transmission and distribution business will continue to be subject to cost-of-service rate regulation and will be responsible for the delivery of electricity to retail consumers.

     Generation. Power generators will sell electric energy to wholesale purchasers, including retail electric providers, at unregulated rates beginning January 1, 2002. To facilitate a competitive market, Reliant Energy HL&P and most other electric utilities will be required to sell at auction entitlements to 15% of their installed generating capacity no later than 60 days before January 1, 2002. That obligation to auction entitlements continues until the earlier of January 1, 2007 or the date the Texas Utility Commission determines that at least 40% of the residential and small commercial load served in the electric utility's service area is being served by non-affiliated retail electric providers. In addition, a power generator that owns and controls more than 20% of the power generation in, or capable of delivering power to, a power region after the reductions from the capacity auction (calculated as prescribed in the Legislation) must submit a mitigation plan to reduce generation that it owns and controls to no more than 20% in the power region. The Legislation also creates a program mandating air emissions reductions for non-permitted generating facilities. The Company anticipates that any stranded costs associated with this obligation incurred before May 1, 2003 will be recoverable through the stranded cost recovery mechanisms contained in the Legislation.

     Rates. Base rates charged by Reliant Energy HL&P on September 1, 1999 will be frozen until January 1, 2002. Effective January 1, 2002, retail rates charged to residential and small commercial customers by the utility's affiliated retail electric provider will be reduced by 6% from the average rates (on a bundled basis) in effect on January 1, 1999. That reduced rate will be known as the "price to beat" and will be charged by the affiliated retail electric provider to residential and small commercial customers in Reliant Energy HL&P's service area who have not elected service from another retail electric provider. The affiliated retail electric provider may not offer different rates to residential or small commercial customer classes in the utility's service area until the earlier of the date the Texas Utility Commission determines that 40% of power consumed by that class is being served by non-affiliated retail electric providers or January 1, 2005. In addition, the affiliated retail electric provider must make the price to beat available to eligible consumers until January 1, 2007.

     Stranded Costs. Reliant Energy HL&P will be entitled to recover its stranded costs (i.e., the excess of net book value of generation assets (as defined by the Legislation) over the market value of those assets) and its regulatory assets related to generation. The Legislation prescribes specific methods for determining the amount of stranded costs and the details for their recovery. However, during the base rate freeze period from 1999 through 2001, earnings above the utility's authorized return formula will be applied in a manner to accelerate depreciation of generation related plant assets for regulatory purposes. In addition, depreciation expense for transmission and distribution related assets may be redirected to generation assets for regulatory purposes during that period.

     The Legislation provides for Reliant Energy HL&P, or a special purpose entity, to issue securitization bonds for the recovery of generation related regulatory assets and stranded costs. These bonds will be sold to third parties and will be amortized through non-bypassable charges to transmission and distribution customers. Any stranded costs not recovered through the securitization bonds will be recovered through a non-bypassable charge to transmission and distribution customers. Costs associated with nuclear decommissioning that have not been recovered as of January 1, 2002, will continue to be subject to cost-of-service rate regulation and will be included in a non-bypassable charge to transmission and distribution customers.

     In November 1999, Reliant Energy HL&P filed an application with the Texas Utility Commission requesting a financing order authorizing the issuance by a special purpose entity organized by the Company, pursuant to the Legislation, of transition bonds related to Reliant Energy HL&P's generation-related regulatory assets. The Company believes the Texas Utility Commission will authorize the issuance of approximately $750 million of transition bonds. Payments on the transition bonds will be made out of funds derived from non-bypassable transition charges to Reliant Energy HL&P's transmission and distribution customers. The offering and sale of the transition bonds will be registered under the Securities Act of 1933 and, absent any appeals, are expected to be consummated in the second or third quarter of 2000.

     Accounting. Historically, Reliant Energy HL&P has applied the accounting policies established in SFAS No. 71. In general, SFAS No. 71 permits a company with cost-based rates to defer certain costs that would otherwise be expensed to the extent that it meets the following requirements: (1) its rates are regulated by a third party; (2) its rates are cost-based; and (3) there exists a reasonable assumption that all costs will be recoverable from customers through rates. When a company determines that it no longer meets the requirements of SFAS No. 71, pursuant to SFAS No. 101 and SFAS No. 121, it is required to write off regulatory assets and liabilities unless some form of recovery continues through rates established and collected from remaining regulated operations. In addition, such company is required to determine any impairment to the carrying costs of deregulated plant and inventory assets in accordance with SFAS No. 121.

     In July 1997, the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board reached a consensus on Issue No. 97-4, "Deregulation of the Pricing of Electricity - Issues Related to the Application of FASB Statements No. 71, Accounting for the Effects of Certain Types of Regulation, and No. 101, Regulated Enterprises Accounting for the Discontinuation of Application of FASB Statement No. 71" (EITF No. 97-4). EITF No. 97-4 concluded that a company should stop applying SFAS No. 71 to a segment which is subject to a deregulation plan at the time the deregulation legislation or enabling rate order contains sufficient detail for the utility to reasonably determine how the plan will affect the segment to be deregulated. In addition, EITF No. 97-4 requires that regulatory assets and liabilities be allocated to the applicable portion of the electric utility from which the source of the regulated cash flows will be derived.

     The Company believes that the Legislation provides sufficient detail regarding the deregulation of the Company's electric generation operations to require it to discontinue the use of SFAS No. 71 for those operations. Effective June 30, 1999, the Company applied SFAS No. 101 to its electric generation operations. Reliant Energy HL&P's transmission and distribution operations continue to meet the criteria of SFAS No. 71.

     In 1999, the Company evaluated the recovery of its generation related regulatory assets and liabilities. The Company determined that a pre-tax accounting loss of $282 million exists because it believes only the economic value of its generation related regulatory assets (as defined by the Legislation) will be recovered. Therefore, the Company recorded a $183 million after-tax extraordinary loss in the fourth quarter of 1999. If events were to occur that made the recovery of certain of the remaining generation related regulatory assets no longer probable, the Company would write off the remaining balance of such assets as a non-cash charge against earnings. Pursuant to EITF No. 97-4, the remaining recoverable regulatory assets will not be written off and will become associated with the transmission and distribution portion of the Company's electric utility business. For details regarding the Reliant Energy HL&P's regulatory assets, see Note 1 (d).

     At June 30, 1999, the Company performed an impairment test of its previously regulated electric generation assets pursuant to SFAS No. 121 on a plant specific basis. Under SFAS No. 121, an asset is considered impaired, and should be written down to fair value, if the future undiscounted net cash flows expected to be generated by the use of the asset are insufficient to recover the carrying amount of the asset. For assets that are impaired pursuant to SFAS No. 121, the Company determined the fair value for each generating plant by estimating the net present value of future cash inflows and outflows over the estimated life of each plant. The difference between fair value and net book value was recorded as a reduction in the current book value. The Company determined that $797 million of electric generation assets were impaired as of June 30, 1999. Of such amounts, $745 million relates to the South Texas Project and $52 million relates to two gas-fired generation plants. The Legislation provides recovery of this impairment through regulated cash flows during the transition period and through non-bypassable charges to transmission and distribution customers. As such, a regulatory asset has been recorded for an amount equal to the impairment loss and is included on the Company's Consolidated Balance Sheets as a regulatory asset. In addition, the Company recorded an additional $12 million of recoverable impaired plant costs in the third quarter of 1999 related to previously incurred costs that are now estimated to be recoverable pursuant to the Legislation. During the third and fourth quarter of 1999, the Company recorded amortization expense relate to the recoverable impaired plant costs and other deferred debits created from discontinuing SFAS No. 71 of $221 million. The Company will continue to amortize this regulatory asset as it is recovered from regulated cash flows.

     The impairment analysis requires estimates of possible future market prices, load growth, competition and many other factors over the lives of the plants. The resulting impairment loss is highly dependent on these underlying assumptions. In addition, after January 10, 2004, Reliant Energy HL&P must finalize and reconcile stranded costs (as defined by the Legislation) in a filing with the Texas Utility Commission. Any difference between the fair market value and the regulatory net book value of the generation assets (as defined by the Legislation) will either be refunded or collected through future non-bypassable charges. This final reconciliation allows alternative methods of third party valuation of the fair market value of these assets, including outright sale, stock valuations and asset exchanges. Because generally accepted accounting principles require the Company to estimate fair market values on a plant-by-plant basis in advance of the final reconciliation, the financial impacts of the Legislation with respect to stranded costs are subject to material changes. Factors affecting such change may include estimation risk, uncertainty of future energy prices and the economic lives of the plants. If events occur that make the recovery of all or a portion of the regulatory assets associated with the generation plant impairment loss and deferred debits created from discontinuance of SFAS No. 71 pursuant to the Legislation no longer probable, the Company will write off the corresponding balance of such assets as a non-cash charge against earnings. One of the results of discontinuing the application of SFAS No. 71 for the generation operations is the elimination of the regulatory accounting effects of excess deferred income taxes and investment tax credits related to such operations. The Company believes it is probable that some parties will seek to return such amounts to ratepayers and accordingly, the Company has recorded an offsetting liability.

     Following are the classes of electric property, plant and equipment at cost, with associated accumulated depreciation at December 31, 1999 (including the impairment loss discussed above) and December 31, 1998.

                                                                          Transmission        General     Consolidated Electric
                                                         Generation     and Distribution   and Intangible   Plant in Service
                                                        ------------    ----------------   -------------- ---------------------
                                                                               (Millions of Dollars)
December 31, 1999:
  Original cost ..................................      $     11,202      $      4,531      $        992      $     16,725
  Accumulated depreciation .......................             4,767             1,263               251             6,281
                                                        ------------      ------------      ------------      ------------
  Property, plant and equipment - net(1) .........      $      6,435      $      3,268               741            10,444
                                                        ============      ============      ============      ============

December 31, 1998:
  Original cost ..................................      $      8,843      $      4,196      $        902      $     13,941
  Accumulated depreciation .......................             3,822             1,276               207             5,305
                                                        ------------      ------------      ------------      ------------
  Property, plant and equipment - net(1) .........      $      5,021      $      2,920      $        695      $      8,636
                                                        ============      ============      ============      ============

------------------------

(1) Includes non-rate regulated domestic and international generation facilities of $696 million and $338 million at December 31, 1999 and 1998, respectively, and international distribution facilities of $32 million and $19 million at December 31, 1999 and 1998, respectively. Also, includes property, plant and equipment of UNA of $1.8 billion at December 31, 1999.

arose when long term debt was [ILLEGIBLE] issued, these costs were amortized over the remaining original life of the retired debt. Effective July 1, 1999, costs resulting from the retirement of debt attributable to the [ILLEGIBLE] HL&P will be recorded in accordance with SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," unless such costs will be recovered through regulated cash flows. In that case, these costs will be deferred and recorded as a regulatory asset by the entity through which the source of the regulated cash flows will be derived. During the third and fourth quarters of 1999, the generation portion of Reliant Energy HL&P incurred $11 million of losses from extinguishment of debt which Reliant Energy HL&P's transmission and distribution operations have recorded as a regulatory asset. This regulatory asset will be amortized along with recoverable impaired plant costs as the assets are recovered pursuant to the Legislation.


o (4) TRANSITION PLAN

     In June 1998, the Texas Utility Commission issued an order in Docket No. 18465 approving the Company's Transition Plan filed by Electric Operations in December 1997. The Transition Plan included base rate credits to residential customers of 4% in 1998 and an additional 2% in 1999. Commercial customers whose monthly billing is 1,000 kva or less are entitled to receive base rate credits of 2% in each of 1998 and 1999. The Company implemented the Transition Plan effective January 1, 1998. For additional information regarding the Transition Plan, see Note 1(g).

     Review of the Texas Utility Commission's order in Docket No. 18465 is currently pending before the Travis County District Court. In August 1998, the Office of the Attorney General for the State of Texas and a Texas municipality filed an appeal seeking, among other things, to reverse the portion of the Texas Utility Commission's order relating to the redirection of depreciation expenses under the Transition Plan. The Office of the Attorney General has withdrawn its appeal, but the Texas municipality continues to maintain its appeal. Because of the number of variables that can affect the ultimate resolution of an appeal of Texas Utility Commission orders, the Company cannot predict the outcome of this matter or the ultimate effect that adverse action by the courts could have on the Company.

o (5) DERIVATIVE FINANCIAL INSTRUMENTS

(a) Price Risk Management and Trading Activities.

     The Company offers energy price risk management services primarily related to natural gas, electricity, crude oil and refined products, weather, coal and certain air emissions regulatory credits. The Company provides these services by utilizing a variety of derivative financial instruments, including fixed and variable-priced physical forward contracts, fixed and variable-priced swap agreements and options traded in the over-the-counter financial markets and exchange-traded energy futures and option contracts (Trading Derivatives). Fixed-price swap agreements require payments to, or receipts of payments from, counterparties based on the differential between a fixed and variable price for the commodity. Variable-price swap agreements require payments to, or receipts of payments from, counterparties based on the differential between industry pricing publications or exchange quotations.

     Prior to 1998, the Company applied hedge accounting to certain physical commodity activities that qualified for hedge accounting. In 1998, the Company adopted mark-to-market accounting for all of its price risk management and trading activities. Accordingly, since 1998, such Trading Derivatives are recorded at fair value with realized and unrealized gains (losses) recorded as a component of revenues. The recognized, unrealized balance is included in price risk management assets/liabilities (See Note 1(o)).

     The notional quantities, maximum terms and the estimated fair value of Trading Derivatives at December 31, 1999 and 1998 are presented below (volumes in billions of British thermal units equivalent (Bbtue) and dollars in millions):


                                                                                  VOLUME-FIXED
                                                                  VOLUME-FIXED        PRICE          MAXIMUM
 1999                                                              PRICE PAYOR      RECEIVER       TERM (YEARS)
 ----                                                             ------------    ------------     ------------
 Natural gas ....................................................    936,716        939,416              9
 Electricity ....................................................    251,592        248,176             10
 Crude oil and refined products .................................    143,857        144,554              3

 1998
 ----
 Natural gas ....................................................    937,264        977,293              9
 Electricity ....................................................    122,950        124,878              3
 Crude oil and refined products .................................    205,499        204,223              3

                                                        FAIR VALUE                     AVERAGE FAIR VALUE(A)
                                              ------------------------------      ------------------------------
1999                                             ASSET          LIABILITIES          ASSETS         LIABILITIES
----                                          ------------      ------------      ------------      ------------
Natural gas ............................      $        319      $        299      $        302      $        283
Electricity ............................               131                98               103                80
Crude oil and refined products .........               134               145               127               132
                                              ------------      ------------      ------------      ------------
                                              $        584      $        542      $        532      $        495
                                              ============      ============      ============      ============


1998
----
Natural gas ............................      $        224      $        212      $        124      $        108
Electricity ............................                34                33               186               186
Crude oil and refined products .........                29                23                21                17
                                              ------------      ------------      ------------      ------------
                                              $        287      $        268      $        331      $        311
                                              ============      ============      ============      ============


-------------------
(a) Computed using the ending balance of each quarter.

     In addition to the fixed-price notional volumes above, the Company also has variable-priced agreements, as discussed above, totaling 3,797,824 and 1,702,977 Bbtue as of December 31, 1999 and 1998, respectively. Notional amounts reflect the volume of transactions but do not represent the amounts exchanged by the parties to the financial instruments. Accordingly, notional amounts do not accurately measure the Company's exposure to market or credit risks.

     All of the fair values shown in the tables above at December 31, 1999 and 1998 have been recognized in income. The fair value as of December 31, 1999 and 1998 was estimated using quoted prices where available and considering the liquidity of the market for the Trading Derivatives. The prices and fair values are subject to significant changes based on changing market conditions.

     The weighted-average term of the trading portfolio, based on volumes, is less than one year. The maximum and average terms disclosed herein are not indicative of likely future cash flows, as these positions may be changed by new transactions in the trading portfolio at any time in response to changing market conditions, market liquidity and the Company's risk management portfolio needs and strategies. Terms regarding cash settlements of these contracts vary with respect to the actual timing of cash receipts and payments.

     In addition to the risk associated with price movements, credit risk is also inherent in the Company's risk management activities. Credit risk relates to the risk of loss resulting from non-performance of contractual obligations by a counterparty. The following table shows the composition of the total price risk management assets of the Company as of December 31, 1999 and 1998.


                                                        December 31, 1999                December 31, 1998
                                                   ---------------------------       --------------------------
                                                   Investment                        Investment
                                                    Grade (1)         Total           Grade (1)        Total
                                                   ----------       ----------       ----------      ----------
                                                                       (Millions of Dollars)

   Energy marketers .........................      $      172              183       $      103      $      124
   Financial institutions ...................             119              119               62              62
   Gas and electric utilities ...............             184              186               47              48
   Oil and gas producers ....................               6               30                7               8
   Industrials ..............................               4                5                2               3
   Independent power producers ..............               4                6                1               1
   Others ...................................              64               67               45              47
                                                   ----------       ----------       ----------      ----------
           Total ............................      $      553       $      596       $      267      $      293
                                                   ==========                        ==========
   Credit and other reserves ................                              (12)                              (6)
                                                                    ----------                       ----------
   Energy price risk management assets (2) ..                       $      584                       $      287
                                                                    ==========                       ==========


(1) "Investment Grade" is primarily determined using publicly available credit ratings along with the consideration of credit support (e.g., parent company guarantees) and collateral, which encompass cash and standby letters of credit.

(2) As of December 31, 1999, the Company had no credit risk exposure to any single counterparty that represents greater than 5% of price risk management assets.

(b)  Non-Trading Activities.

     To reduce the risk from market fluctuations in the revenues derived from electric power, natural gas and related transportation, the Company enters into futures transactions, swaps and options (Energy Derivatives) in order to hedge certain natural gas in storage, as well as certain expected purchases, sales and transportation of natural gas and electric power (a portion of which are firm commitments at the inception of the hedge). Energy Derivatives are also utilized to fix the price of compressor fuel or other future operational gas requirements and to protect natural gas distribution earnings against unseasonably warm weather during peak gas heating months, although usage to date for this purpose has not been material. The Company applies hedge accounting with respect to its derivative financial instruments utilized in non-trading activities.

     The Company utilizes interest-rate derivatives (principally interest-rate swaps) in order to adjust the portion of its overall borrowings which are subject to interest rate risk and also utilizes such derivatives to effectively fix the interest rate on debt expected to be issued for refunding purposes. In addition, in 1999, the Company entered into foreign currency swaps to hedge a portion of its investment in UNA.

     For transactions involving either Energy Derivatives or interest-rate and foreign currency derivatives, hedge accounting is applied only if the derivative
(i) reduces the risk of the underlying hedged item and (ii) is designated as a hedge at its inception. Additionally, the derivatives must be expected to result in financial impacts which are inversely correlated to those of the item(s) to be hedged. This correlation (a measure of hedge effectiveness) is measured both at the inception of the hedge and on an ongoing basis, with an acceptable level of correlation of at least 80% for hedge designation. If and when correlation ceases to exist at an acceptable level, hedge accounting ceases and mark-to-market accounting is applied.

     In the case of interest-rate swaps associated with existing obligations, cash flows and expenses associated with the interest-rate derivative transactions are matched with the cash flows and interest expense of the obligation being hedged, resulting in an adjustment to the effective interest rate. When interest rate swaps are utilized to effectively fix the interest rate for an anticipated debt issuance, changes in the market value of the interest-rate derivatives are deferred and recognized as an adjustment to the effective interest rate on the newly issued debt.

     In the case of the foreign currency swaps which hedge a portion of the Company's investment in UNA, income or loss associated with the foreign currency derivative transactions is recorded as foreign currency translation adjustments as a component of stockholders' equity. Such amounts generally offset amounts recorded in stockholders' equity as adjustments resulting from translation of the hedged investment into U.S. dollars.

     Unrealized changes in the market value of Energy Derivatives utilized as hedges are not generally recognized in the Company's Statements of Consolidated Income until the underlying hedged transaction occurs. Once it becomes probable that an anticipated transaction will not occur, deferred gains and losses are recognized. In general, the financial impact of transactions involving these Energy Derivatives is included in the Company's Statements of Consolidated Income under the captions (i) fuel expenses, in the case of natural gas transactions and (ii) purchased power, in the case of electric power transactions. Cash flows resulting from these transactions in Energy Derivatives are included in the Company's Statements of Consolidated Cash Flows in the same category as the item being hedged.

     At December 31, 1999, the Company was fixed-price payors and fixed-price receivers in Energy Derivatives covering 33,108 billion British thermal units
(Bbtu) and 5,481 Bbtu of natural gas, respectively. At December 31, 1998, the Company was fixed-price payors and fixed-price receivers in Energy Derivatives covering 42,498 Bbtu and 3,930 Bbtu of natural gas, respectively. Also, at December 31, 1999 and 1998, the Company was a party to variable-priced Energy Derivatives totaling 44,958 Bbtu and 21,437 Bbtu of natural gas, respectively. The weighted average maturity of these instruments is less than one year.

     The notional amount is intended to be indicative of the Company's level of activity in such derivatives, although the amounts at risk are significantly smaller because, in view of the price movement correlation required for hedge accounting, changes in the market value of these derivatives generally are offset by changes in the value associated with the underlying physical transactions or in other derivatives. When Energy Derivatives are closed out in advance of the underlying commitment or anticipated transaction, however, the market value changes may not offset due to the fact that price movement correlation ceases to exist when the positions are closed, as further discussed below. Under such circumstances, gains (losses) are deferred and recognized as a component of income when the underlying hedged item is recognized in income.

     The average maturity discussed above and the fair value discussed in Note 15 are not necessarily indicative of likely future cash flows as these positions may be changed by new transactions in the trading portfolio at any time in response to changing market conditions, market liquidity and the Company's risk management portfolio needs and strategies. Terms regarding cash settlements of these contracts vary with respect to the actual timing of cash receipts and payments.

(c) Trading and Non-trading -- General Policy.

     In addition to the risk associated with price movements, credit risk is also inherent in the Company's risk management activities. Credit risk relates to the risk of loss resulting from non-performance of contractual obligations by a counterparty. While as yet the Company has experienced only minor losses due to the credit risk associated with these arrangements, the Company has off-balance sheet risk to the extent that the counterparties to these transactions may fail to perform as required by the terms of each such contract. In order to minimize this risk, the Company enters into such contracts primarily with counterparties having a minimum Standard & Poor's or Moody's rating of BBB-or Baa3, respectively. For long-term arrangements, the Company periodically reviews the financial condition of such firms in addition to monitoring the effectiveness of these financial contracts in achieving the Company's objectives. Should the counterparties to these arrangements fail to perform, the Company would seek to compel performance at law or otherwise obtain compensatory damages in lieu thereof. The Company might be forced to acquire alternative hedging arrangements or be required to honor the underlying commitment at then current market prices. In such event, the Company might incur additional losses to the extent of amounts, if any, already paid to the counterparties. In view of its criteria for selecting counterparties, its process for monitoring the financial strength of these counterparties and its experience to date in successfully completing these transactions, the Company believes that the risk of incurring a significant financial statement loss due to the non-performance of counterparties to these transactions is minimal.

     The Company's policies also prohibit the use of leveraged financial instruments.

     The Company has established a Risk Oversight Committee, comprised of corporate and business segment officers that oversees all commodity price and credit risk activities, including the Company's trading, marketing and risk management activities. The committee's duties are to establish the Company's commodity risk policies, allocate risk capital within limits established by the Company's board of directors, approve trading of new products and commodities, monitor risk positions and ensure compliance with the Company's risk management policies and procedures and trading limits established by the Company's board of directors.

o (6) JOINTLY OWNED ELECTRIC UTILITY PLANT

(a) Investment in South Texas Project.

     The Company has a 30.8% interest in the South Texas Project, which consists of two 1,250 megawatt (MW) nuclear generating units and bears a corresponding 30.8% share of capital and operating costs associated with the project. As of December 31, 1999, the Company's investment in the South Texas Project was $382 million (net of $2.1 billion accumulated depreciation which includes an impairment loss recorded in 1999 of $745 million). For additional information regarding the impairment loss, see Note 3. The Company's investment in nuclear fuel was $44 million (net of $251 million amortization) as of such date.

     The South Texas Project is owned as a tenancy in common among its four co-owners, with each owner retaining its undivided ownership interest in the two nuclear-fueled generating units and the electrical output from those units. The four co-owners have delegated management and operating responsibility for the South Texas Project to the South Texas Project Nuclear Operating Company (STPNOC). STPNOC is managed by a board of directors comprised of one director from each of the four owners, along with the chief executive officer of STPNOC. The four owners provide oversight through an owners' committee comprised of representatives of each of the owners and through the board of directors of STPNOC. Prior to November 1997, the Company was the operator of the South Texas Project.

(b) Nuclear Insurance.

     The Company and the other owners of the South Texas Project maintain nuclear property and nuclear liability insurance coverage as required by law and periodically review available limits and coverage for additional protection. The owners of the South Texas Project currently maintain $2.75 billion in property damage insurance coverage, which is above the legally required minimum, but is less than the total amount of insurance currently available for such losses. This coverage consists of $500 million in primary property damage insurance and excess property insurance in the amount of $2.25 billion. With respect to excess property insurance, the Company and the other owners of the South Texas Project are subject to assessments, the maximum aggregate assessment under current policies being $17 million during any one policy year. The application of the proceeds of such property insurance is subject to the priorities established by the Nuclear Regulatory Commission (NRC) regulations relating to the safety of licensed reactors and decontamination operations.

     Pursuant to the Price Anderson Act, the maximum liability to the public of owners of nuclear power plants was $8.9 billion as of December 31, 1999. Owners are required under the Price Anderson Act to insure their liability for nuclear incidents and protective evacuations by maintaining the maximum amount of financial protection available from private sources and by maintaining secondary financial protection through an industry retrospective rating plan. The assessment of deferred premiums provided by the plan for each nuclear incident is up to $84 million per reactor, subject to indexing for inflation, a possible 5% surcharge (but no more than $10 million per reactor per incident in any one year) and a 3% state premium tax. The Company and the other owners of the South Texas Project currently maintain the required nuclear liability insurance and participate in the industry retrospective rating plan.

     There can be no assurance that all potential losses or liabilities will be insurable, or that the amount of insurance will be sufficient to cover them. Any substantial losses not covered by insurance would have a material effect on the Company's financial condition, results of operations and cash flows.

(c) Nuclear Decommissioning.

     The Company contributes $14.8 million per year to a trust established to fund its share of the decommissioning costs for the South Texas Project. For a discussion of the accounting treatment for the securities held in the Company's nuclear decommissioning trust, see Note 1(l). In July 1999, an outside consultant estimated the Company's portion of decommissioning costs to be approximately $363 million. The consultant's calculation of decommissioning costs for financial planning purposes used the DECON methodology (prompt removal/dismantling), one of the three alternatives acceptable to the NRC and assumed deactivation of Units Nos. 1 and 2 upon the expiration of their 40-year operating licenses. While the current and projected funding levels currently exceed minimum NRC requirements, no assurance can be given that the amounts held in trust will be adequate to cover the actual decommissioning costs of the South Texas Project. Such costs may vary because of changes in the assumed date of decommissioning and changes in regulatory requirements, technology and costs of labor, materials and equipment. Pursuant to the Legislation, costs associated with nuclear decommissioning that have not been recovered as of January 1, 2002, will continue to be subject to cost-of-service rate regulation and will be included in a non-bypassable charge to transmission and distribution customers.

o (7) EQUITY INVESTMENTS AND ADVANCES TO UNCONSOLIDATED SUBSIDIARIES

     The Company accounts for investments in unconsolidated subsidiaries under the equity method of accounting where (i) the ownership interest in the affiliate ranges from 20% to 50%, (ii) the ownership interest is less than 20% but the Company exercises significant influence over operating and financial policies of such affiliate or (iii) the interest in the affiliate exceeds 50% but the Company does not exercise control over the affiliate.

     The Company's equity investments and advances in unconsolidated subsidiaries at December 31, 1999 and 1998 were $1 billion and $1.1 billion, respectively. The Company's equity loss from these investments, was $14 million in 1999. For 1998 and 1997, the Company's equity income from these investments was $71 million and $49 million, respectively. Dividends received from these investments amounted to $14 million, $44 million and $46 million in 1999, 1998, and 1997, respectively.

(a) Reliant Energy Latin America.

     Reliant Energy is evaluating the sale of the Company's Latin American assets in order to pursue business opportunities that are in line with its strategies for the U.S. and Western Europe.

     As of December 31, 1999, Reliant Energy Latin America indirectly holds interests in Light Servicos de Electricidade S.A. (Light) (11.78%) which transmits and distributes electricity in Rio De Janeiro, Brazil and holds 77.81% of the common stock of Metropolitana Electricidade de Sao Paulo S.A. (Metroplitana) which transmits and distributes electricity in Sao Paulo, Brazil; three Columbian electric systems, Empresa de Energia del Pacifico S.A.E.S.P
(EPSA) (28.35%), Electricaribe (34.61%), and Electrocosta (35.17%); and three electric systems in El Salvador (ranging from approximately 37% to 45%). In addition, Reliant Energy Latin America indirectly holds interests in natural gas systems in Columbia and a power generation plant in India.

     As of December 31, 1999 and 1998, Light and Metropolitana had total borrowings of $2.29 billion and $3.2 billion denominated in non-local currencies. During the first quarter of 1999, the Brazilian real was devalued and allowed to float against other major currencies. The effects of devaluation on the non-local currency denominated borrowings caused the Company to record, as a component of its equity earnings, an after-tax charge for the year ended December 31, 1999 of $102 million as a result of foreign currency transaction losses recorded by both Light and Metropolitana. At December 31, 1999 and 1998, one U.S. dollar could be exchanged for 1.79 Brazilian real and 1.21 Brazilian real, respectively. Because the Company uses the Brazilian real as the functional currency to report Light's equity earnings, any decrease in the value of the Brazilian real below its December 31, 1999 level will increase Light's liability represented by the non-local currency denominated borrowings. This amount will also be reflected in the Company's consolidated earnings, to the extent of the Company's ownership interest in Light. Similarly, any increase in the value of the Brazilian real above its December 31, 1999 level will decrease Light's liability represented by such borrowings.

     In April 1998, Light purchased 74.88% of the common stock of Metropolitana. The purchase price for the shares was approximately $1.8 billion and was financed with proceeds from bank borrowings. In August 1998, Reliant Energy Latin America and another unrelated entity jointly acquired, through subsidiaries, 65% of the stock of two Colombian electric distribution companies, Electricaribe and Electrocosta, for approximately $522 million. The shares of these companies are indirectly held by an offshore holding company jointly owned by the Company and the other entity. In addition, in 1998, the Company acquired, for approximately $150 million, equity interests in three electric distribution systems located in El Salvador.

     In June 1997, a consortium of investors which included Reliant Energy Latin America acquired for $496 million a 56.7% controlling ownership interest in EPSA. Reliant Energy Latin America contributed $152 million of the purchase price for a 28.35% ownership interest in EPSA.

     In May 1997, Reliant Energy Latin America increased its indirect ownership interest in an Argentine electric utility from 48% to 63%. The purchase price of the additional interest was $28 million. On June 30, 1998, Reliant Energy Latin America sold its 63% ownership interest in this Argentine affiliate and certain related assets for approximately $243 million, Reliant Energy Latin America acquired its initial ownership interests in the electric utility in 1992. The Company recorded an $80 million after-tax gain from this sale in the second quarter of 1998.

(b) Wholesale Energy Domestic.

     In April 1998, the Company formed a limited liability corporation to construct and operate a 490 MW electric generation plant in Boulder City, Nevada in which the Company retained a 50% interest. The plant is anticipated to be operational in the second quarter of 2000. In October 1998, the Company entered into a partnership to construct and operate a 100 MW cogeneration plant in Orange, Texas in which its ownership interest is 50%. The plant began commercial operation in December, 1999. As of December 31, 1999, the Company's net investment in these projects is $78 million and its total projected net investment is approximately $90 million.

(c) Combined Financial Statement Data of Equity Investees and Advances to Unconsolidated Subsidiaries.

     The following tables set forth certain summarized financial information of the Company's unconsolidated affiliates as of December 31, 1999 and 1998 and for the years then ended or periods from the respective affiliates' acquisition date through December 31, 1999, 1998 and 1997, if shorter:

                                                 YEAR ENDED DECEMBER 31,
                                    -------------------------------------------------
                                        1999               1998              1997
                                    ------------       ------------      ------------
                                                  (THOUSANDS OF DOLLARS)
Income Statement:
   Revenues ..................      $  4,421,942       $  2,449,335      $  2,011,927
   Operating expenses ........         3,329,559          1,762,166         1,460,248
   Net income ................          (310,667)           514,005           403,323

                                                  DECEMBER 31,
                                         ------------------------------
                                             1999              1998
                                         ------------      ------------
                                              (THOUSANDS OF DOLLARS)
Balance Sheet:
   Current assets .................      $  1,553,166      $  1,841,856
   Noncurrent assets ..............        10,379,306        13,643,747
   Current liabilities ............         2,714,621         4,074,603
   Noncurrent liabilities .........         4,440,985         6,284,821
   Owners' equity .................         4,776,866         5,126,180

o (8) INDEXED DEBT SECURITIES (ACES AND ZENS) AND TIME WARNER SECURITIES

(a) Original investment in Time Warner Securities.

     On July 6, 1999, the Company converted its 11 million shares of Time
Warner Inc. (TW) convertible preferred stock (TW Preferred) into 45.8 million shares of Time Warner common stock (TW Common). Prior to the conversion, the Company's investment in the TW Preferred was accounted for under the cost method at a value of $990 million in the Company's Consolidated Balance Sheets. The TW Preferred was redeemable after July 6, 2000) had an aggregate liquidation preference of $100 per share (plus accrued and unpaid dividends), was entitled to annual dividends of $3.75 per share until July 6, 1999 and was convertible by the Company. The Company recorded pre-tax dividend income with respect to the TW Preferred of $20.6 million in 1999 prior to the conversion and $41.3 million in both 1998 and 1997. Due to the conversion, the Company will no longer receive the quarterly dividend of $10.3 million that was paid on the TW Preferred but will receive dividends, if declared and paid, on its investments in TW Common. Effective on the conversion date, the shares of TW Common were classified as trading securities under SFAS No. 115 and an unrealized gain was recorded in the amount of $2.4 billion ($1.5 billion after tax) to reflect the cumulative appreciation in the fair value of the Company's investment in Time Warner securities.

(b) ACES.

     In July 1997, in order to monetize a portion of the cash value of its investment in TW Preferred, the Company issued 22.9 million of its unsecured 7% Automatic Common Exchange Securities (ACES) having an original principal amount of approximately $1.052 billion. The market value of ACES is indexed to the market value of TW Common. In July 2000, the ACES will be mandatorily exchangeable for, at the Company's option, either shares of TW Common at the exchange rate set forth below or cash with an equal value. The current exchange rate is as follows:

            Market Price of TW Common       Exchange Rate
            -------------------------       -------------
            Below $22.96875                 2.0 shares of TW Common
            $22.96875 - $27.7922            Share equivalent of $45.9375
            Above $27.7922                  1.6528 shares of TW Common


     Prior to maturity, the Company has the option of redeeming the ACES if (i) changes in federal tax regulations require recognition of a taxable gain on the Company's TW investment and (ii) the Company could defer such gain by redeeming the ACES. The redemption price is 105% of the closing sales price of the ACES as determined over a period prior to the day redemption notice is given. The redemption price may be paid in cash or in shares of TW Common or a combination of the two.

     By issuing the ACES, the Company effectively eliminated the economic exposure of its investment in TW securities to decreases in the price of TW Common below $22.96875. In addition, the Company retained 100% of any increase in TW Common price up to $27.7922 per share and 17% of any increase in market price above $27.7922.

     Prior to the July 1999 conversion of the TW Preferred, any increase in the market value of TW Common above $27.7922 was treated for accounting purposes as an increase in the payment amount of the ACES equal to 83% of the increase in the market price per share and was recorded by the Company as a non-cash expense. As a result, the Company recorded in 1999 (prior to conversion), 1998 and 1997 a non-cash, unrealized accounting loss of $435 million, $1.2 billion and $121 million, respectively (which resulted in an after-tax earnings reduction of $283 million, or $0.99 per share, $764 million, or $2.69 per share, and $79 million, or $0.31 per share, respectively). Following the conversion of TW Preferred into TW Common, changes in the market value of the Company's TW Common and the related offsetting changes in the liability related to the Company's obligation under the ACES will be recorded in the Company's Statement of Consolidated Income.

(c) ZENS.

     On September 21, 1999, the Company issued approximately 17.2 million of its 2.0% Zero-Premium Exchangeable Subordinated Notes due 2029 (ZENS) having an original principal amount of approximately $1.0 billion. At maturity the holders of the ZENS will receive in cash the higher of the original principal amount of the ZENS or an amount based on the then-current market value of TW Common, or other securities distributed with respect to TW Common (one share of TW Common and such other securities, if any, are referred to as reference shares). Each ZENS has an original principal amount of $58.25 (the closing market price of the TW Common on September 15, 1999) and is exchangeable at any time at the option of the holder for cash equal to 95% (100% in certain cases) of the market value of the reference shares attributable to one ZENS. The Company pays interest on each ZENS at an annual rate of 2% plus the amount of any quarterly cash dividends paid in respect of the quarterly interest period on the reference shares attributable to each ZENS. Subject to certain conditions, the Company has the right to defer interest payments from time to time on the ZENS for up to 20 consecutive quarterly periods. As of December 31, 1999, no interest Payments on the ZENS had been deferred.

     Of the $980 million net proceeds from the Offering, the Company used $443 million for general corporate purposes, including repayment of Company indebtedness. The Company used $537 million of the net proceeds to purchase 9.2 million shares of TW Common, which are classified as trading securities under SFAS No. 115. Unrealized gains and losses resulting from changes in the market value of the TW Common are recorded in the Company's Statements of Consolidated Income.

     An increase above $58.25 (subject to certain adjustments) in the market value per share of TW Common results in an increase in the Company's liability for the ZENS and is recorded by the Company as a non-cash expense. If the market value per share of TW Common declines below $58.25 (subject to certain adjustments), the liability for the ZENS would not decline below the original principal amount. However, the decline in market value of the Company's investment in the TW Common would be recorded as an unrealized loss as discussed above.

     Prior to the purchase of additional shares of TW Common on September 21, 1999, the Company owned approximately 8 million shares of TW Common that were in excess of the 38 million shares needed to economically hedge its ACES obligation. For the period from July 6, 1999 to the ZENS issuance date, losses (due to the decline in the market value of the TW Common during such period) on these 8 million shares were $122 million ($79 million after tax). The 8 million shares of TW Common combined with the additional 9.2 million shares purchased are expected to be held to facilitate the Company's ability to meet its obligation under the ZENS.

     The following table sets forth certain summarized financial information of the Company's investment in TW securities and the Company's ACES and ZENS obligations.

                                                   TW Investment         ACES              ZENS
                                                   ------------      ------------      ------------
                                                                (THOUSANDS OF DOLLARS)
Balance at January 1, 1997 ..................      $    990,000
Issuance of indexed debt securities .........                        $  1,052,384
Loss on indexed debt securities .............                             121,402
                                                   ------------      ------------
Balance at December 31, 1997 ................           990,000         1,173,786
Loss on indexed debt securities .............                           1,176,211
                                                   ------------      ------------
Balance at December 31, 1998 ................           990,000         2,349,997
Issuance of indexed debt securities .........                                          $  1,000,000
Purchase of TW Common .......................           537,055
Loss on indexed debt securities .............                             388,107           241,416
Gain on TW Common ...........................         2,452,406
                                                   ------------      ------------      ------------
Balance at December 31, 1999 ................      $  3,979,461      $  2,738,104      $  1,241,416
                                                   ============      ============      ============

o (14) COMMITMENTS AND CONTINGENCIES

(a) Commitments.

     The Company has various commitments for capital expenditures, fuel, purchased power and operating leases. Commitments in connection with Electric Operations' capital program are generally revocable by the Company, subject to reimbursement to manufacturers for expenditures incurred or other cancellation penalties, Wholesale Energy has entered into commitments associated with various non-rate regulated generating projects aggregating S324 million along with various generating equipment purchases aggregating $318 million for delivery from 2000 to 2001 that are anticipated to be used for future development projects. The Company's other commitments have various quantity requirements and durations. However, if these requirements could not be met, various alternatives are available to mitigate the cost associated with the contracts' commitments.

(b) Fuel and Purchased Power.

     Reliant Energy HL&P is a party to several long-term coal, lignite and natural gas contracts which have various quantity requirements and durations. Minimum payment obligations for coal and transportation agreements that extend through 2011 are approximately $187 million in 2000, $188 million in 2001 and $188 million in 2002. Purchase commitments related to lignite mining and lease agreements, natural gas purchases and storage contracts, and purchased power are not material to the operations of the Company,

     Currently Reliant Energy HL&P is allowed recovery of these costs through base rates for electric service. As of December 31, 1999, certain of these contracts are above market. The Company anticipates that stranded cost associated with these obligations will be recoverable through the stranded cost recovery mechanisms contained in the Legislation. For information regarding the Legislation, see Note 3.

(c) Operations Agreement with City of San Antonio.

     As part of the 1996 settlement of certain litigation claims asserted by the City of San Antonio with respect to the South Texas Project, the Company entered into a 10-year joint operations agreement under which the Company and the City of San Antonio, acting through the City Public Service Board of San Antonio
(CPS), share savings resulting from the joint dispatching of their respective generating assets in order to take advantage of each system's lower cost resources. Under the terms of the joint operations agreement entered into between CPS and Electric Operations, the Company has guaranteed CPS minimum annual savings of $10 million and a minimum cumulative savings of $150 million over the 10-year term of the agreement. Based on current forecasts and other assumptions regarding the combined operation of the two generating systems, the Company anticipates that the savings resulting from joint operations will equal or exceed the minimum savings guaranteed under the joint operating agreement. In 1999, 1998 and 1997, savings generated for CPS' account were approximately $14 million, $14 million and S22 million, respectively. Through December 31, 1999, cumulative earnings generated for CPS' account were approximately $64 million.

(d) Transportation Agreement.

     Resources had an agreement (ANR Agreement) with ANR Pipeline Company (ANR) which contemplated that Resources would transfer to ANR an interest in certain of Resources' pipeline and related assets. The interest represented capacity of 250 Mmcf/day. Under the ANR Agreement, an ANR affiliate advanced $125 million to Resources. Subsequently, the parties restructured the ANR Agreement and Resources refunded in 1995 and 1993, $50 million and $34 million, respectively, to ANR. Resources recorded $41 million as a liability reflecting ANR's use of 130 Mmcf/day of capacity in certain of Resources' transportation facilities. The level of transportation will decline to 100 Mmcf/day in the year 2003 with a refund of $5 million to ANR. The ANR Agreement will terminate in 2005 with a refund of the remaining balance.

(e) Lease Commitments.

     The following table sets forth certain information concerning the Company's obligations under non-cancelable long-term operating leases at December 31, 1999 which primarily relate to Resources principally consisting of rental agreements for building space, data processing equipment and vehicles, including major work equipment (in millions):

     2000 ..........................    $ 16
     2001 ..........................      15
     2002 ..........................      10
     2003 ..........................       8
     2004 ..........................       7
     2005 and beyond ...............      25
                                        ----
          Total ....................    $ 81
                                        ====

(f) Letters of Credit.

     At December 31, 1999, the Company had letters of credit totaling approximately $14 million under which it is obligated to reimburse drawings, if any.

(g) Cross Border Leases.

     During the period from 1994 through 1997, under cross border lease transactions, UNA leased several of its power plants and related equipment and turbines to non-Netherlands based investors and concurrently leased the facilities back under sublease arrangements with remaining terms as of December 31, 1999 of two to 25 years. Such transactions involve the Company providing to a foreign investor an ownership right in (but not necessarily title to) an asset, with a leaseback of the asset. The net proceeds to UNA of the transactions are being amortized to income over the lease terms. At December 31, 1999, the deferred gain on these transactions totaled $87 million assuming an exchange rate of 2.19 NLG per U.S. dollar (the exchange rate on December 31, 1999). UNA utilized proceeds from the head lease transactions to prepay sublease obligations as well as provide a source for payment of end of term purchase options and other financial undertakings. The leased property remains on the financial statements of UNA and continues to be depreciated. In the case of early termination of the cross border leases, UNA would be contingently liable for certain payments to the sublessors, which at December 31, 1999 are estimated to be $254 million. Prior to March 1, 2000, UNA will be required by some of the lease agreements to obtain standby letters of credit in favor of the sublessors in the event of early termination in the amount of $205 million (assumes an exchange rate of 2.19 NLG per U.S. dollar, the exchange rate on December 31,
1999). Commitments for such letters of credit have been obtained as of December 31, 1999.

(h) Environmental Matters.

     The Company is a defendant in litigation arising out of the environmental remediation of a site in Corpus Christi, Texas. The litigation was instituted in 1985 by adjacent landowners. The litigation is pending before the United States District Court for the Southern District of Texas, Corpus Christi Division. The site was operated by third parties as a metals reclaiming operation. Although the Company neither operated nor owned the site, certain transformers and other equipment originally sold by the Company may have been delivered to the site by third parties. The Company and others have remediated the site pursuant to a plan approved by appropriate state agencies and a federal court. To date, the Company has recovered or has commitments to recover from other responsible parties $2.2 million of the more than $3 million it has spent on remediation.

     In 1992, the United States Environmental Protection Agency (EPA) (i) identified the Company, along with several other parties, as "potentially responsible parties" (PRP) under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) for the costs of cleaning up a site located adjacent to one of the Company's transmission lines in La Marque, Texas and (ii) issued an administrative order for the remediation of the site. The Company believes that the EPA took this action solely on the basis of information indicating that the Company in the 1950s acquired record title to a portion of the land on which the site is located. The Company does not believe that it now or previously has held any ownership interest in the property covered by the order and has obtained a judgment to that effect from a court in Galveston County, Texas. Based on this judgment and other defenses that the Company believes to be meritorious, the Company has elected not to adhere to the EPA's administrative order, even though the Company understands that other PRPs are proceeding with site remediation. To date, neither the EPA nor any other PRP has instituted an action against the Company for any share of the remediation costs for the site. However, if the Company was determined to be a responsible party, the Company could be jointly and severally liable along with the other PRPs for the aggregate remediation costs of the site (which the Company currently estimates to be approximately $80 million in the aggregate) and could be assessed substantial fines and damage claims. Although the ultimate outcome of this matter cannot currently be predicted at this time, the Company does not believe that this matter will have a material adverse effect on the Company's financial condition, or results of operations or cash flows.

     From time to time the Company has received notices from regulatory authorities or others regarding its status as a PRP in connection with sites found to require remediation due to the presence of environmental contaminants. In addition, the Company has been named as defendant in litigation related to such sites and in recent years has been named, along with numerous others, as a defendant in several lawsuits filed by a large number of individuals who claim injury due to exposure to asbestos while working at sites along the Texas Gulf Coast. Most of these claimants have been workers who participated in construction of various industrial facilities, including power plants, and some of the claimants have worked at locations owned by the Company. The Company anticipates that additional claims like those received may be asserted in the future and intends to continue vigorously contesting claims which it does not consider to have merit. Although their ultimate outcome cannot be predicted at this time, the Company does not believe, based on its experience to date, that these matters, either individually or in the aggregate, will have a material adverse effect on the Company's financial position, results of operations or cash flows.

(i) Other.

     The Company is involved in legal, tax and regulatory proceedings before various courts, regulatory commissions, and governmental agencies regarding matters arising in the ordinary course of business, some of which involve substantial amounts. The Company's management regularly analyzes current information and, as necessary, provides accruals for probable liabilities on the eventual disposition of these matters. The Company's management believes that the effect on the Company's respective financial statements, if any, from the disposition of these matters will not be material.

     In February 1996, the cities of Wharton, Galveston and Pasadena filed suit, for themselves and a proposed class of all similarly situated cities in Reliant Energy HL&P's service area, against the Company and Houston Industries Finance Inc. (formerly a wholly owned subsidiary of the Company) alleging underpayment of municipal franchise fees. Plaintiffs in essence claim that they are entitled to 4% of all receipts of any kind for business conducted within city limits or with use of city rights-of-way. Plaintiffs advance their claims notwithstanding their failure to assert such claims over the previous four decades. Because all of the franchise ordinances affecting Electric Operations expressly impose fees only on the Company's own receipts and only from sales of electricity for consumption within a city, the Company regards plaintiffs' allegations as spurious and is vigorously contesting the case. The plaintiffs' pleadings assert that their damages exceed $250 million. The 269th Judicial District Court for Harris County has granted a partial summary judgment in favor of the Company dismissing all claims for franchise fees based on sales tax collections. Other motions for partial summary judgment were denied. A jury trial of the remaining individual claims of the three named cities (but not the entire class) began on February 14, 2000 and is expected to conclude by the end of March 2000. The extent to which issues resolved in this trial may affect the claims of the other class member cities cannot be determined until final judgment is rendered. The Company believes that it is very unlikely that resolution of this case will have a material adverse effect on the Company's financial condition, results of operations or cash flows.